Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Visualant, Inc.:  Lynn Felsinger

206 903 1351 - Lynn@visualant.net

Investor Relations

Paul DeRiso

Core Consulting Group

925-465-6088

paul@coreconsultingroup.com

Visualant Closes $1.0 Million Financing;
Plans to Accelerate Its Growth Strategy

Seattle, WA. – May 24, 2011, Visualant, Inc. (OTCBB: VSUL), a pioneer provider of industry-leading color based identification and diagnostic solutions, an emerging leader in security and authentication systems technology and distributor of a wide variety of security solutions through its wholly-owned subsidiary, TransTech Systems, Inc., announced today that it closed a $1.0 million financing.

The financing, led by Gemini Strategies LLC of San Diego, CA and New York, and Ascendiant Capital Partners LLC of Irvine, CA, provides capital for Visualant to continue with the execution of its strategic plans, including the funding of its planned acquisitions and the market development of its Spectral Pattern Matching Technology.

The financing, in the form of a 10% convertible debenture, has a floor conversion price of $0.35 per share subject to adjustment and includes warrants for 2.4 million shares that are exercisable at a price of $0.50 per share for five years. The financing provides for an additional $1.0 million investment option within the one year agreement at $1.00 per share and has a floor conversion price of $.70 per share subject to adjustment.

“We are pleased to secure the support of Gemini Strategies and Ascendiant Capital Partners,” said Ron Erickson, Visualant CEO. “Their investment provides the resources for Visualant to accelerate the execution of our growth plans.”

About Visualant, Inc.

Visualant, Inc. (OTCBB:VSUL and www.visualant.net) develops low-cost, high speed, light-based security and quality control solutions for use in homeland security, anti-counterfeiting, forgery/fraud prevention, brand protection and process control applications.  Our patent-pending technology uses controlled illumination with specific bands of light, to establish a unique spectral signature for both individual and classes of items.  When matched against existing databases, these spectral signatures allow precise identification and authentication of any item or substance.  This breakthrough optical sensing and data capture technology is called Spectral Pattern Matching (“SPM”).  SPM technology can be miniaturized and is easily integrated into a variety of hand-held or fixed mount configurations, and can be combined in the same package as a bar-code or biometric scanner.

Through its wholly owned subsidiary, TransTech Systems, Inc., the Company provides security and authentication solutions to security and law enforcement markets throughout the United States.